Exhibit 4.12

Summary of Economic Terms

Lender: Bank Leumi B.M.

Borrower:  Eltek LTD

Date	2015
Principal	$1.02 million
Loan Currency	NIS
Term	5 Years
Interest payment	Variable
Principal payment	$17,000
Interest rate	Prime+1%

To:	Date: 5/27/2014

Bank Leumi B.M. (the “Bank”)

Since you have requested that we sign this document for you as one of the conditions for the provision of credit, banking services and the receipt of various undertakings and guarantees by us the undersigned, Eltek Ltd. (the “Company”), and we have agreed to the same;

Therefore, we hereby declare and undertake as follows:

1.	Definitions (in alphabetical order)

“Interested Party”	As the aforesaid term is defined in the Securities Law, 5728-1968.
“Financial Statements”
The annual and quarterly financial statements of the Company, on a consolidated basis, published thereby when prepared in accordance with the generally accepted accounting principles applicable to the Company, including, inter alia, the balance sheet report, profit and loss statement, statement of cash flow, report of changes in equity and any note required based on the accounting standard rules applicable to the Company. The quarterly reports will be in the form of “Earnings Release,” as appears on the Company’s website as of the date of this document.

The “Working Capital”	The difference between the amount of the Current Assets and the amount of the Current Liabilities.
“Equity”
As presented in the Financial Statements. Regarding consolidated statements based on the international standards (IFRS) or the American standards (USGAAP), the same refers to the equity attributed to the shareholders of Eltek Ltd.

“Tangible Equity”
Equity as presented in the Financial Statements, including paid-up share capital, undistributed earnings, funds, in addition to the balance of principal amounts of shareholder loans for which documents of subordination have been signed vis-à-vis the Bank by the Company and its shareholders, and less:
a.Intangible assets, such as goodwill, patents, trademarks, trade names, copyrights, etc.
b.Debtors of the Company that are interested parties.
c.Guarantees provided by the Company to secure the obligations of interested parties and/or affiliated companies.
d.Non-controlling interests appearing in the framework of the Equity (regarding the consolidated reports).
e.Revaluation reserve for fixed assets created by the adoption of a revaluation model during the period after the formulation of the financial conditions.
f.Deferred taxes asset.
g.Deferred expenses.
h.Leasehold improvements.

“Financing Expenses”	As defined and in the value set forth in the Financial Statements.
“Operating Profit for Debt Service” (EBITDA)
The aggregate amount of operating profit from current activity, based on the most recent annual Financial Statements, before Financing Expenses (interest, linkage differentials, exchange rate and currency differentials and fees) and taxes, in addition to depreciation expenses and amortization recorded in the same period. For the avoidance of doubt, the definition of EBITDA will not include sections as set forth below:
a.Revaluation gains/losses of real estate for investment.
b.Capital gains/losses.
c.Investment revaluation gains/losses.
d.Profit from the removal of negative goodwill.

“Current Liabilities”	As defined and in the value set forth in the Financial Statements.
“Subsidiary”, “Affiliate”	As the aforesaid terms are defined in the Securities Law, 5728-1968.
“Debit Service Ratio” [sic]	The amount received from the division of the operating profit for debt service by the debt service.
“Current Assets”	As defined and in the value set forth in the Financial Statements.
“Total Balance Sheet”	As defined and in the value set forth in the Financial Statements.
“Net Profit”
As defined and in the value set forth in the Financial Statements. Regarding consolidated reports based on international standards (IFRS) or based on the American standards (USGAAP), the above shall refer to net profit attributed to the shareholders of Eltek Ltd.

“Current Assets”	As defined and in the value set forth in the Financial Statements.
“Control”	As defined in the Securities Law, 5728-1968.
“Debt Service”
The aggregate amount based on the most recent annual Financial Statements of interest expenses that the Company pays, in addition to payment of fees to banks and in addition to the amount of current maturities for long-term loans that the Company was supposed to pay during the calendar year to which the report relates.

2.	Financial Criteria

We agree that providing credit and providing bank services to our Company and/or for our guarantee and the further management thereof will be contingent on our Company meeting all of the following financial criteria based on the Company’s annual Financial Statements as of December 31 of each year as of 2013 and thereafter, for as long as this document is in effect:

2.1.	The amount of Tangible Equity of the Company will not be less than an amount equal to 17% of the Total Balance Sheet amount of the Company.

2.2.	The amount of Tangible Equity of the Company will not be less than a total of USD 4,500,000.

2.3.	The Debt Service Ratio of the Company will not be less than 1.5.

It is agreed that for the purpose of calculating the Equity, changes in capital reserve arising from translation differences with respect to the aforesaid capital reserve, as recorded in the balance sheet as of 12/31/2013, will not be taken into account.

The financial criteria set forth in Sections 2.1-2.3 above (the “Criteria”) are based on accounting standards, accounting rules, accounting estimates and policies (“Accounting Treatment”), as applied in the Company’s recent Financial Statements, as of the date of this document (the “Recent Reports”).

Accounting Treatment that is different from that based on which the Recent Reports were prepared before the signature of this document, including but not limited to following implementation of the international financial reporting standards (IFRS), new/other/any financial standards in Israel or abroad, a change to estimates and/or a change to accounting policy (all of the above will be hereinafter, jointly and severally: “New Accounting Treatment”), may lead to changes that have implications on the Criteria.

Therefore, the Company agrees as follows:

At any time in which the Bank discovers that material changes have occurred and/or will occur in the Company’s Financial Statements, in the Bank’s opinion, due to New Accounting Treatment, it may form, after consultation with the Company and subject to its consent, adjustments to the criteria (the “Amended Criteria”), in order to adjust them to changes in the Financial Statements as stated, with the intent to adjust them to the original financial purpose for which the criteria were determined.

In the event that the Bank forms Amended Criteria, after consulting with the Company and receiving its consent, they will bind the Company as of the date on which the Bank provides notice regarding the Amended Criteria, and this document will be deemed to include the Amended Criteria, as of the date of the provision of the Bank’s notice, provided that no extraordinary event occurs that, in the Bank’s opinion, requires calling for immediate payment of the credit.

In the event that the parties do not reach agreements with respect to the Amended Criteria, the Bank may demand payment of the amounts owed to the Bank within 180 days. It shall be clarified that the aforesaid will not derogate from the rights of the Bank to any other remedy that is owed thereto under any law or under any other obligation of the Company vis-à-vis the Bank, included or that will be included in any document and/or derogate from the rights of the Bank to call for immediate repayment of the Company’s debts and liabilities or any part thereof, for any other remedy that is not related to the agreements in connection with the Amended Criteria, immediately and without waiting 180 days as stated above.

3.	Undertaking Not to Change Control of the Company

We undertake that a change of control of the Company, as this term is defined below, directly or indirectly, compared to the state of the date of the signature of this document, that occurred without the prior written consent of the Bank, will constitute a breach of this undertaking.

For the purpose of this Section – a “Change of Control” shall mean a transaction as a result of which the holdings of the controlling shareholders (as defined below) (directly and indirectly, and including together with the holdings of other shareholders that, for the purpose of the Securities Law, are deemed as “joint holders” with any of the controlling shareholders) in shares of the Company become less than an aggregate rate of holdings of 50.01% of the voting rights in the Company, provided that there are other shareholders of the Company whose holdings in shares of the Company (directly and indirectly, and including together with the holdings of other shareholders that are not controlling shareholders, which for the purpose of the Securities Law are deemed as “joint holders” with the other controlling shareholder), are in a rate higher than the rate of holdings (directly and indirectly, and including together with the holdings of other controlling shareholders that for the purpose of the Securities Law are deemed as “joint holders” with the controlling shareholders) of the controlling shareholders in shares of the Company at the time.

In this section, “Controlling Shareholders” – Nistec Ltd. or any company under its control (based on the definition of the term “control” in the Securities Law, 5728-1968) or  Mr. Yitzchak Nissan or any other company under his control (based on the definition of the term “control” in the Securities Law, 5728-1968).

4.	Undertaking Not to Perform a Merger

We undertake not to perform a merger with another corporation / other corporations, without receiving the prior written consent of the Bank. For this purpose, we undertake to provide the Bank with the information and documents required by the Bank, at its reasonable discretion, regarding the requested merger, in order to determine our position regarding the merger.

The Company’s undertaking as set forth in this Section above applies regarding a merger under the Eighth Part of the Companies Law, 5759-1999 and regarding any action that results in the acquisition of the main assets of the Company by an individual or corporation, or any action as a result of which shares of the Company granting the purchaser with control of the Company are acquired or any action as a result of which the Company acquires, directly or indirectly, the main assets of another corporation or the shares of another corporation that grant it control in the same corporation, provided that the total value of the assets of the other corporation that the Company acquires (whether through the purchase of the assets directly or through the purchase of shares of the other corporation as stated above) exceeds 10% of the value of the Company’s assets as set forth in the recent financial reports of the Company before the acquisition of the assets as stated.

5.	Undertaking to Provide Financial Statements

We undertake to provide you with the following:

5.1.
By no later than May 1 of each year, annual Financial Statements of the Company, as defined above, on a consolidated basis, including, inter alia, a balance sheet, a profit and loss statement, a statement of cash flow, and any additional report required by the competent authorities, annually, audited by a certified external accountant and relating to December 31 of the previous year.

5.2.	By no later than 75 days from the end of each quarter, quarterly Financial Statements of the Company, as defined above, on a consolidated basis and relating to the quarter ending immediately prior.

5.3.
Immediately following publication of the quarterly statements, statements that are signed and approved by the CFO of the Company, regarding inventory, debtors, liabilities of the Company to the banking system and payables of the Company. The aforesaid reports will also include, inter alia, the following:

5.3.1.
Inventory Report – including detail regarding raw materials, raw materials in transit (paid by the Company), works in progress, ancillary materials and finished products. Additionally, reporting regarding components of the aforesaid inventory will include detail regarding credit of the Company’s suppliers and detail regarding the credit secured with bank guarantees.

5.3.2.
Report of debtors – including detail regarding debtors in Israel, debtors abroad, checks and bills for collection, advances from customers (that are not against bank guarantees) and details regarding aging of receivables and listing the names of main customers.

5.3.3.
Report of total liabilities to the bank system and other secured creditors – (detailed for each of the banks and other creditors separately) – including detail regarding short-term credit, long-term loans, importation of the Company, guarantees and total indebtedness.

5.3.4.
Report of additional debt balances – including detail regarding debts to employees (for wages, vacation, severance and pension), provisions for income tax at source for the employees, debts to local authorities and debts to government institutions (such as: income tax, purchase tax, national insurance, property tax and the like).

5.3.5.	Report regarding debt to shareholders of the Company and Affiliates of the Company that are inferior in payment to debts of the Company vis-à-vis the Bank.

5.4.
By no later than 21 business days from publication of the annual Financial Statements, confirmation of the Company’s accountant or the Company’s financial management regarding its compliance with the criteria set forth in this document, based on the Company’s annual Financial Statements as of December 31 of the relevant year, to which an explanation and calculation is attached regarding its compliance with the aforesaid criteria.

5.5.
Based on the reasonable request in the opinion of the Bank, of the Bank, any report, document or additional information in addition to other clarifications as required, including and without derogating from the generality of the above, a detailed business plan and reports that the Company provides to its shareholders, all in the manner and form required by the Bank.

6.	Undertaking to Provide Additional Reports

We undertake to provide you with a copy of any confirmation, notice, report and any other document that we are required to provide to SEC (the US Securities and Exchange Commission) and/or any material report that we are required to provide to the Companies Registrar, under any law, together with the provision thereof to the SEC and/or Companies Registrar as stated.

Notwithstanding the above, and for removal of doubt, it is hereby agreed and clarified that information included in an immediate report published by the EDGAR system, shall be deemed to be provided to the Bank.

7.	Undertaking Not to Issue Bearer Securities

We undertake not to issuer bearer certificates without the prior written consent of the Bank.

We declare that as of the signature of this document, the Company has not issued bearer certificates.

8.	Undertaking vis-à-vis Third Parties

We undertake to notify the Bank, a reasonable time in advance and in writing, of our intent to undertake vis-à-vis any third party (including but not limited to in the framework of an issuance) in an undertaking that does or may limit, in any manner, our right to create securities in favor of the Bank (including but not limited to and as an example alone – an undertaking vis-à-vis a third party that constitutes a “negative charge”) that is required and/or may be required in order to secure credit and/or existing and/or expected bank services, excluding with regard to undertakings that have been provided and/or will be provided by the Company during the ordinary course of business, and to provide the Bank with the language of the undertaking as stated before its final formulation. We are aware that undertakings vis-à-vis a third party as stated may lead to the termination and/or reduction of the credit limits before the end of their effect and/or the cancellation of the undertaking to provide credit and/or bank services, if provided and/or if such will be provided, and we agree to the same.

We undertake to notify the Bank, a reasonable time in advance and in writing, of our intent to undertake, vis-à-vis any third party, including but not limited to in the framework of an issuance, financial criteria the breach of which will grant or may grant the same third party grounds to call for immediate repayment of our debt (the “Criteria vis-à-vis the Third Parties”) and we hereby undertake to update the financial criteria that we have undertaken vis-à-vis the Bank, and if necessary at the request of the Bank to undertake additional financial criteria vis-à-vis the Bank, such that the criteria in favor of the Bank will not be inferior to the Criteria vis-à-vis the Third Parties.

It is hereby agreed and declared that the provisions of this section will not apply with respect to a specific charge to purchase an asset and/or equipment (a “Specific Charge for the Purchase of an Asset”) in favor of an entity that provides financing for the purchase of the equipment.

9.	Undertaking To Prevent Material Change to the Type of Activity

We undertake to no material change will occur to the type of our primary business activity and the primary business operations of companies under our full control, without the prior written consent of the Bank.

10.	Additional Undertakings in connection with Non-Payment of Dividends

10.1.
We will not pay and we will not undertake to pay, in any form or manner, whether directly or indirectly, from the Company (from its profits or its capital or from any other source) dividends (as defined in the Companies Law, 5759-1999, as amended from time to time) and we will not perform any buy-back or any distribution (as these terms are defined in the Companies Law, 5759-1999 (hereinafter: the “Companies Law”), including by a Subsidiary of the Company or another corporation under its control) (payment of the dividends, performance of a buy-back / distribution will be hereinafter jointly: a “Distribution”) to our shareholders.

Without derogating from the generality of the above, it is hereby clarified for the avoidance of doubt alone that in the framework of our undertakings as stated above, we will not provide or undertake to provide, in any manner, whether directly or indirectly, to any of our controlling shareholders that have made undertakings towards you at the bottom of this document and/or to relatives of any of them and/or corporations under the control of any of them (provided that they are not under the control of the Company) with any credit, and we will not create guarantees in their favor, without the Bank’s prior written consent.

10.2.
If a demand is received from any of our shareholders and/or another of the entities listed above, for any payment on account of the dividend amounts or in connection therewith other than in connection with this document, we will inform you of the same immediately, and at your request, we will coordinate with you the actions for cancelling the payment demand.

10.3.
Notwithstanding the above, as long as no event occurs that provides the Bank with the right to call our debts towards it for immediate repayment, we may perform a distribution in each calendar year, subject to the provisions of the Companies Law and the law, in a total that will not exceed 50% of the net profit of the Company in the same year. It is clarified that the Distribution amount that the Company may distribute in a given calendar year, as stated above, that is not distributed, will accrue without limitation and will be distributable in subsequent years, in one amount or in installments, all in accordance with the discretion of the Company and subject to the distribution meeting the distribution tests set forth in the Companies Law. It is clarified that the above will not derogate from our obligations regarding compliance with the financial criteria that we have undertaken above.

In this section, the following terms will have the meanings beside them:

“Corporations Under the Control of the Controlling Shareholder” – any company and any other corporation that is, on the relevant date, under the control of any of our controlling shareholders that have undertaken towards you at the bottom of this document, excluding corporations under the control of the Company.

“Relative” – as defined in the Securities Law, 5728-1968, as amended from time to time.

“Shares of the Company” – including securities that may be converted to shares of the Company, a well as securities that may be exercised into shares of the Company.

11.	Validity of Our Undertakings

Our undertakings set forth above will remain in effect as long as we owe or will owe amounts to you on account of loans, credit and/or other bank services that you have provided and/or will provide to us in the future and/or as long as the obligations and guarantees towards you or in your favor are in effect.

In any event in which we fail to meet the Financial Criteria, in whole or in part, on the relevant dates under this document above, or if we breach any of the other obligations set forth in this document above, in whole or in part (hereinafter: the “Breach”), in such a case – in addition to any other remedy to which you are entitled under any law or under any other undertaking of ours towards you that is included or will be included in any document – you may call all or part of our debts and obligations towards you for immediate repayment, and collect them from us in addition to the amount that is required in order to cover the losses and/or reasonable expenses in the opinion of the Bank that are caused to the Bank following calling for immediate repayment as stated.

Notwithstanding the provisions of this section above, the Company will be given an extension of ten days to remedy the breach as set forth above (in this subsection, hereinafter: the “Remedial Period”) before the aforesaid is considered to be grounds for calling for immediate repayment under this document; however, if there is a real concern, in the opinion of the Bank, that its rights may be harmed as a result of providing the Remedial Period to the Company, the Bank may call the debts and obligations of the Company or part thereof for immediate repayment, immediately and without allowing the Company the Remedial Period.

It is hereby clarified and agreed that a breach that is remedied during the Remedial Period will not be considered a Breach for the purpose of this document.

It is clarified that failure to take actions by the Bank for a Breach of a previous obligation or due to non-fulfillment of one or more of our obligations vis-à-vis the Bank, whether the same obligation is included in this document or is included or will be included in another document, will not be deemed as waiver or pardon by the Bank of rights and/or as justification or permission to continue to perform the Breach and/or for the existence of any additional Breach or further failure to fulfill any of our terms or undertakings as stated.

For the avoidance of doubt, the above will not derogate from our obligations towards you under any document and/or under any law, and the above will not derogate from any grounds for calling for immediate repayment available and/or that will be available to you under any document and/or under any law.

Sincerely,

Eltek Ltd.
[Stamp: Eltek Ltd.] [Signature]